UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 31, 2005

AMERICAN VANGUARD CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-13795	95-2588080
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

4695 MacArthur Court

Newport Beach, California 92660

(Address of principal executive offices)

Registrant’s telephone number: (949) 260-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

AMVAC Chemical Corporation (“AMVAC”), a wholly-owned subsidiary of American Vanguard Corporation, entered into a definitive Sale and Purchase Agreement (the “Agreement”) with BASF Aktiengesellschaft (“BASF”) that, by the terms of the Agreement, became effective October 31, 2005. Pursuant to the terms and conditions of the Agreement, BASF has agreed to sell, and AMVAC has agreed to purchase, assets constituting the global Phorate insecticide product line of BASF, which assets include the active ingredient Phorate, the trademarks Thimet®, Granutox®, Granutox 5®, and Geomet®, the manufacturing and formulation know-how, registration rights, intellectual property rights and inventories as well as an exclusive license to use BASF’s patented, closed delivery system, Lock ‘N Load®, in the US, Canada and Australia for Phorate.

As reported in greater detail on the Company’s Form 8-K filed as of March 24, 2005, AMVAC Chemical Corporation and BASF Aktiengesellschaft are currently parties to a License and Supply Agreement dated as of March 18, 2005, as amended (the “LSA”), under which BASF has licensed certain rights to certain patents, patent applications and proprietary intellectual property related to the herbicide, Topramezone.

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 31, 2005, AMVAC completed the acquisition of assets constituting the global Phorate insecticide product line from BASF, for approximately $26.1 million in purchase price consideration, subject to a post-closing adjustment to reflect the value of inventories as of the time of closing. AMVAC financed the acquisition through borrowing under its revolving line of credit, which is described in Item 2.03 below. The assets purchased by AMVAC are described in the disclosure under Item 1.01 above, which is incorporated herein by reference. Other than the LSA, there are no material relationships between AMVAC or any of its affiliates and BASF, and the purchase price consideration was determined by arms’ length negotiation between the parties.

Item 2.03	Creation of a Direct Financial Obligation or under an Off- Balance Sheet Arrangement of a Registrant

In order to finance the acquisition of the global Phorate insecticide product line described in Items 1.01 and 2.01 above, AMVAC borrowed under its revolving line of credit on October 31, 2005. As of October 31, 2005, the aggregate outstanding principal amount of AMVAC’s borrowings under the revolving line of credit was $24 million, and AMVAC had $21 million of availability under its revolving line of credit facility. At the Company’s option, the amount borrowed under its revolving line of credit related to this acquisition may be converted to a term loan.

The revolving credit facility is documented in an Amended and Restated Credit Agreement into which AMVAC entered in October 2004 with a syndicate of commercial lenders led by AMVAC’s primary bank as the administrative agent and a lender, two other banks as lenders and a fourth as a participant, for an $80,000,000 fully-secured credit facility. This credit facility replaced AMVAC’s previous credit facility with its primary bank and one other bank entered into in May 2002 and amended in March 2004. The new credit facility consists of a $45,000,000 revolving line of credit and a $35,000,000 term loan. These loans bear interest at the prime rate (“Referenced Loans”), or at AMVAC’s option, a fixed rate of interest offered by the Bank (such as adjusted LIBOR rate plus certain margins, in each case dependent on certain debt ratios (“Fixed Loans”)). The principal payments of the term loan are payable in equal quarterly installments of $1,000,000 on or before the last business day of each February, May, August and November, commencing November 30, 2004 and in one final installment in the amount necessary to repay the remaining outstanding principal balance of the term loan in full on the maturity date. Interest accruing on the Referenced Loans are payable quarterly, in arrears, on the last day of each March, June, September and December, and on the maturity date of such loan in the amount of interest then accrued but unpaid. Interest accruing on the Fixed Loans are payable on the last day of the interest period, provided that, with an interest period longer than three months, interest is payable on the last day of each three-month period after the commencement of such interest period. The senior secured revolving line of credit and term loan both mature on October 7, 2009 (five years from the closing date) and contain certain covenants (with which AMVAC is in compliance) as defined in the credit agreement. For a further description of this credit facility, see the Company’s Form 8-K filed on October 14, 2004 and Exhibit 10.8 to the Company’s Form 10-K for the period ended December 31, 2004 filed on March 16, 2004.

Item 8.01	Other Events

On November 1, 2005, American Vanguard Corporation issued a press release announcing that AMVAC Chemical Corporation, a wholly-owned subsidiary of the Company, had entered into the Agreement and completed the acquisition anticipated thereunder. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

Exhibit 99.1 Press release dated November 1, 2005 of American Vanguard Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, American Vanguard Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN VANGUARD CORPORATION

Date: November 4, 2005
	By:	/s/ James A. Barry
James A. Barry Senior Vice President Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press release dated November 1, 2005 of American Vanguard Corporation announcing that AMVAC Chemical Corporation, a wholly-owned subsidiary of the Company, had entered into the Agreement and completed the acquisition anticipated thereunder.